Exhibit 2.1

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PATIENT PORTAL TECHNOLOGIES, INC.

PATIENT PORTAL TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. That at a meeting of the Board of Directors of the Corporation, the Board of Directors adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, as amended, declaring such amendment to be advisable and submitted said amendment to the stockholders of the Corporation for consideration thereof. The text of the resolution setting for the amendment is as follows:

“RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered FOURTH so that, as amended, said Article FOURTH shall be and read as follows:

“FOURTH: The amount of the total stock this corporation is authorized to issue is 100,000,000 shares of Common Stock with a par value of $0.001 per share and 1,000,000 shares of Preferred Stock with a par value of $0.01 per share. Of the shares of Preferred Stock with a par value of $0.01 per share, 800,000 shares of Preferred Stock shall be unclassified, and the board of directors shall have the authority by resolution, without requiring the consent of the holders of any shares of the capital stock of the corporation, to classify or create any series from such shares of Preferred Stock and to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions, of such shares. The remaining 200,000 shares of Preferred Stock (subject to increase or decrease as provided below) shall be designated the “Series C Preferred Stock,” par value $0.01 per share (the “Series C Preferred Stock”), and shall have the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions, set forth below.

“Effective at 8:00 a.m. on October 8, 2010, each ten (10) shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”).  No fractional shares shall be issued upon the Reverse Stock Split.  All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors.  Upon surrender by a holder of a certificate or certificates for Common Stock (including, for this purpose, a holder of shares of Common Stock issuable upon conversion of Preferred Stock), duly endorsed, at the office of the Corporation (or, if lost, an acceptable affidavit of loss is delivered to the Corporation), the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock, or book-entry shares in lieu of a new certificate or certificates evidencing and representing the number of shares of Common Stock, that such holder shall be entitled to following the Reverse Stock Split.”

“Series C Preferred Stock

“(1) Designation and Amount. The number of shares constituting the Series C Preferred Stock shall be two hundred thousand (200,000). Such number of shares may be increased or decreased by resolution of the Board; provided that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation into Series C Preferred Stock.

“(2) Liquidation Preference. In the event of (a) a sale, financing or refinancing of all or substantially all of the assets of the Corporation, or (b) the liquidation of the Corporation (collectively a “Liquidation Event”), the holders of the Series C Preferred Stock, who have not converted into Common Stock pursuant to Section 7 below, on a pro rata basis, shall (prior to any distribution on behalf of the holders of the Common Stock, $0.001 par value per share, of the Corporation (the “Common Stock”)) be entitled to a preferential distribution up to the amount of their unreturned capital contribution from the proceeds of such sale, financing, refinancing or liquidation net of expenses of the transaction, debt obligations of the Corporation, designated use of proceeds for the financing or refinancing, and any reserves deemed appropriate by the Board in its sole discretion (a “Preferred Distribution”). Thereafter, all such distributions from such transaction shall be allocated pro rata to the holders of the Common Stock according to their number of shares.  Upon a Preferred Distribution, holders of the Series C Preferred Stock receiving the Preferred Distribution shall surrender their Series C Preferred Stock and shall not have a right to convert into Common Stock pursuant to Section 7 below.  Any holder of Series C Preferred Stock not electing a Preferred Distribution pursuant to this Section upon a Liquidation Event shall automatically convert into Common Stock pursuant to Section 7 below. Except as may otherwise be provided by law or the Articles of Incorporation of the Corporation, any operating or other distributions shall be pro rata on a per share basis among all holders of Common Stock and the holders of Preferred Stock.

“(3) The Corporation intends to sell Series C Preferred Stock and/or Common Stock to Dutchess Private Equities Fund, Ltd. (“Dutchess”) through a private placement offering (the “Dutchess Offering”). In the event the Corporation sells Series C Preferred Stock to a person or entity other than Dutchess (“Additional Stock”) at a per share value below the value paid by Dutchess in the Dutchess Offering, the Corporation will issue additional Series B Preferred Stock to Dutchess so the number of shares of Series C Preferred Stock owned by Dutchess shall be equivalent to the number of shares of Additional Stock purchased by such other person or entity with an investment identical in amount to such person or entity. In the event a person or entity obtains warrants or other securities convertible into Series C Preferred Stock, such warrants or other securities shall be considered in determining the per share value of the Additional Stock for the purposes of this provision.

“(4) Voting Rights. The Series C Preferred Stock shall (A) have a right to vote the Series C Preferred Stock, at the time of any vote, on an as-converted basis to Common Stock pursuant to Section 7 below; and (B) have a series vote: (i) with regard to any items that any Series of Preferred Stock, either individually or jointly, has a series vote; (ii) as provided under “Protective Provisions” below; or (iii) as required by law. Such series vote, as applicable, will require the approval of holders of fifty-one percent (51%) of the outstanding shares of Series C Preferred Stock.

“(5) Protective Provisions. The Corporation hereby covenants that so long as any of the Series C Preferred Stock is outstanding, neither it nor any of its subsidiaries will, without the prior written approval of holders of at least fifty-one percent (51%) of the outstanding shares of Series C Preferred Stock, do or commit to do any of the actions described on Appendix A attached hereto (either directly or by amendment, merger, consolidation, or otherwise).

“(6) Cumulative Dividend. To each holder of Series C Preferred Stock, the Corporation shall pay an annual dividend equal to Eight Percent (8%) of the per share price of each share of Series C Preferred Stock in cash or in Series C Preferred Stock, at the option of the Corporation, held by such holder (the “Dividend”). One-quarter of the annual Dividend shall be paid within fifteen (15) days after the end of each of the Corporation’s fiscal quarters. Declaration and payment of the Dividend shall be in accordance with the DCGL.

“(7) Conversion.

“(a) Mechanics of Conversion. Unless a holder of Series C Preferred Stock elects a Preferred Distribution pursuant to Section 2 above, each share of Series C Preferred Stock shall be convertible, at the sole option of the holder thereof, into share(s) of the Corporation’s Common Stock (such shares of Common Stock hereinafter being referred to as “Conversion Shares”) by the holder thereof sending to the Corporation a Conversion Notice (as defined below) for such shares. The term “Conversion Notice” shall mean a written notice signed and dated (“Conversion Date”) by the holder of the Series C Preferred Stock wherein the holder has set forth the number of shares of Series C Preferred Stock that it intends to convert pursuant to the terms of this Certificate of Designation and computation of the number of Conversion Shares that the holder believes it is entitled to receive as a result of the application of the Conversion Formula (as defined below) to such conversion. The term “Conversion Formula” shall mean that number of Conversion Shares to be received by the holder of Series C Preferred Stock in exchange for each share of Series C Preferred Stock that such holder intends to covert pursuant to this provision, where such number of Conversion Shares shall be equal to the number of shares of Common Stock representing seventy two ten thousandths of a percent (.0072%) of the Common Stock outstanding, for each share of preferred stock, at the time of conversion.

“(8) Put Right.

“(a) The holder of Series C Preferred Stock shall have the right, at its sole option, to request the Corporation buy a specified number of its shares of Series C Preferred Stock back to the Corporation in exchange for payment by the Corporation of the Put Consideration (as defined below) in accordance with the terms of this provision.  In order to exercise such right, the holder of the Series C Preferred Stock shall remit to the Corporation a Put Notice (as defined below) and the Put Consideration for such shares. The term “Put Notice” shall mean a written notice signed and dated by the holder of the Series C Preferred Stock and sent to the Corporation and has set forth the number of shares of Series C Preferred Stock that it intends to sell pursuant to the terms of this Certificate of Designation and computation of the Put Consideration. The term “Put Consideration” shall mean the number of shares of Series C Preferred that the Corporation thereof intends to purchase pursuant to this provision multiplied by the Put Price (as defined below). The term “Put Price” shall mean One Thousand Dollars ($1,000.00) per share of Series C Preferred Stock. The holder of the Series C Preferred Stock shall only be permitted to submit a Put Notice to the Corporation so long as the total Put Consideration does not exceed twenty thousand dollars ($20,000) per calendar month. The initial Put Notice can begin with any month after April 2009. The Corporation, in its sole discretion, may determine whether to accept to increase the Put Consideration described herein.

“(b) In the event the Corporation raises funds from a third party, the holder of Series C Preferred Stock shall have the right, at its sole option, to request the Corporation buy a specified number of its shares of Series C Preferred Stock back to the Corporation in exchange for payment by the Corporation of the Put Consideration (as defined below) in accordance with the terms of this provision. In order to exercise such right, the holder of the Series C Preferred Stock shall remit to the Corporation a Put Notice (as defined below) and the Put Consideration for such shares. The term “Put Notice” shall mean a written notice signed and dated by the holder of the Series C Preferred Stock and sent to the Corporation and has set forth the number of shares of Series C Preferred Stock that it intends to sell pursuant to the terms of this Certificate of Designation and computation of the Put Consideration. The term “Put Consideration” shall mean the number of shares of Series C Preferred that the Corporation thereof intends to purchase pursuant to this provision multiplied by the Put Price (as defined below). The term “Put Price” shall mean One Thousand Dollars ($1,000.00) per share of Series C Preferred Stock. The holder of the Series C Preferred Stock shall only be permitted to submit a Put Notice to the Corporation so long as the total Put Consideration does not exceed one million dollars ($1,000,000).

“(9) Call Right. Each quarter, the Call Consideration (as defined below) shall be, equal to twenty-five percent (25%) of the Corporation’s earning before interest, taxes, deprecation and amortization (“EBITDA”) which exceeds one million dollars ($1,000,000) per quarter but shall not be less that four million dollars ($4,000,000) per year. Those amounts shall be deposited into a separate account (“Separate Account”) maintained by the Corporation, to be used for use by the Corporation only with the expressed written consent of the holders of the Series C Preferred. If in any fiscal year, the Corporation’s EBITDA does not exceed four million dollars ($4,000,000) the holder of the Series C Preferred shall allow the repayment, upon request of the Corporation, of any amounts deposited in the Separate Account back to the Corporation within five days of filing of the annual report with the United States Securities and Exchange Commission. If funds are left in the Separate Account at the end of the fiscal year (“Remaining Funds”), the Corporation shall be obligated to request that a holder of Series C Preferred Stock sell a specified number of its shares of Series C Preferred Stock (the “Call Shares”) to the Corporation in exchange for payment by the Corporation of the Call Consideration (as defined below) in accordance with the terms of this provision. In order to exercise such right, the Corporation shall remit to such holder of Series C Preferred Stock a Call Notice (as defined below). Upon receipt of the Call Notice, each holder shall have a period of three (3) days (the “Call Notice Period”) during which time it may, in its sole discretion, convert any or all of the shares of Series C Preferred Stock (up to the Call Consideration, and such converted shares may be sold at the holder’s discretion, subject to compliance with federal and applicable state securities laws). Upon the expiration of the Call Notice Period, provided that the holder still beneficially owns any shares of Series C Preferred Stock, it shall deliver the Call Shares in exchange for the Call Consideration. The term “Call Notice” shall mean a written notice signed and dated by the Corporation to such holder of Series C Preferred Stock from whom the Corporation desires to repurchase the Call Shares wherein the Corporation has set forth the number of shares of Series C Preferred Stock that it intends to purchase pursuant to the terms of this Certificate and computation of the Call Consideration. The term “Call Consideration” shall mean the number of shares of Series C Preferred Stock that the Corporation thereof intends to purchase pursuant to this provision multiplied by the Call Price (as defined below). The Call Consideration shall be equal to the Remaining Funds. The term “Call Price” shall mean One Thousand Dollars ($1,000) per share of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock).”

2. Pursuant to the resolution of its Board of Directors, the holders of a majority of the Common Stock and entitled to vote, acting at a regularly schedule annual meeting of the stockholders pursuant to Section 211 and subsequent sections of the General Corporation Law of the State of Delaware consented to the adoption of the amendment.

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 7th day of October, 2010.

Kevin Kelly
Chief Executive Officer

Appendix A

Protective Provisions

(i)            sell all or any portion of the Corporation or any subsidiary, whether by sale of equity interests, merger (other than a merger in which the Corporation is the surviving entity and no change of control occurs as a result of such merger), reorganization, consolidation, refinancing or recapitalization that results in a change in controlling equity ownership of the Corporation or any subsidiary or sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or such subsidiary;

(ii)            Except as set forth in the term sheet dated April 1,2009 between Five Star Bank and the Corporation incur any indebtedness, for borrowed money or grant except for purchase money security interests, create or permit the imposition of any lien, charge, security interest or other encumbrance upon any of the assets or properties of the Corporation or any subsidiary or guaranty or provide surety for the obligations of any third-party, other than (a) ordinary course trade payables, (b) financings of budgeted capital expenditures reflected in annual budgets approved by the Board, and (c) not more than two million dollars ($2,000,000) of traditional working capital financing from commercial lenders based on a borrowing base and secured only by the Corporation’s accounts receivable;

(iii)           amend or modify (a) the Articles of Incorporation, Bylaws or similar governing instrument(s) of the Corporation or any of its subsidiaries, or (b) documentation relating to indebtedness for borrowed money of the Corporation or any subsidiary, other than indebtedness permitted under clause (ii) above;

(iv)           enter into any new transactions between or among the Corporation and/or any subsidiary, on the one hand, and any of their respective equity owners, directors, officers, employees or affiliates, on the other hand, except agreements which have been executed prior to the date of execution of this Certificate; provided, however, that nothing in this clause (iv) shall be deemed to prohibit (a) normal and customary employment and benefit programs on terms approved by the Board (including at least a majority of the directors designated by the holders of the Series C Preferred), or (b) transactions between the Corporation and its wholly-owned subsidiaries (or between such subsidiaries) and transactions that are on terms no less favorable to the Corporation and/or its subsidiaries than those the Corporation and/or its subsidiaries could otherwise receive in an arms length transaction from an unaffiliated third-party;

(v)           make any payment on account of, or set aside any assets for a sinking or other analogous fund for, the purchase redemption, defeasance, retirement or other acquisition of any equity interest of the Corporation or any subsidiary, except other redemptions from officers, directors, employees or consultants to the Corporation upon termination of their employment or association with the Corporation pursuant to agreements between such persons and the Corporation approved by the Board;

(vi)           voluntarily liquidate, wind-up, dissolve or commence any bankruptcy, insolvency, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or make a general assignment for the benefit of creditors with respect to the Corporation or any of its subsidiaries;

(vii)          commence or settle any material litigation (defined as two hundred and fifty thousand dollars or more) or similar action to which the Corporation or any subsidiary is a party or could otherwise be bound;

(viii)         make any investment in one or more persons or entities in excess of five thousand dollars ($5,000) individually;

(ix)           change the line of business which is the sale of televisions and associated equipment to hospital facilities and providing non medical management and patient support services assisting hospitals to improve patient satisfaction and outcomes. of the Corporation or any subsidiary;

(x)            increase the size of the Board beyond five (5) directors;

(xi)           change the independent auditors of the Corporation;

(xii)          authorize, issue or agree to issue any equity securities (including convertible and exchangeable securities) of the Corporation or any subsidiary;

(xiii)         pay or make any dividends or distributions to its equity holders, other than distributions by subsidiaries of the Corporation to the Corporation and/or distributions in respect of the Series C Preferred Stock; or

(xiv)
adopt any new equity based or phantom incentive plan or program for the Corporation or any subsidiary (the approving board and shareholder resolutions should include the approval of the stock option plan)..

(xv)	the holders of the Series C Preferred shall have the right to appoint three (3) directors to the Corporation’s Board.